EXHIBIT 99.1

AMN Healthcare Appoints Brian Scott as CFO and COO

Seasoned Healthcare Executive Brings Robust Financial Strategy Experience, Including Previous Role as Chief Financial Officer and Chief Accounting Officer of AMN for More Than 10 Years

DALLAS, October 3, 2024 – AMN Healthcare Services, Inc. (NYSE: AMN) (“AMN” or “the Company”), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced that Brian Scott has been appointed Chief Financial Officer and Chief Operating Officer, effective November 21, 2024. In this role, Mr. Scott will be responsible for AMN’s finance and enterprise operating functions as the Company continues to evolve its model to be more automated and scaled.

Mr. Scott is returning to AMN, where he previously held a variety of roles of increasing responsibility in finance, strategy and accounting over his 17-year tenure, including serving as CFO and Chief Accounting Officer from 2011 to 2021. Under his leadership as CFO and CAO, AMN experienced a significant period of growth and transformation. Among many other accomplishments, Mr. Scott notably drove a fourfold increase in quarterly revenue and 13x increase in adjusted EBITDA from the fourth quarter 2010 through the second quarter 2021, aided by several highly accretive acquisitions.

Cary Grace, President and Chief Executive Officer of AMN, said, “I am excited to welcome Brian back to AMN. As we focus on enhancing operational excellence and delivering strong financial returns, Brian brings a deep knowledge of AMN, significant industry expertise, and an impressive track record in financial and capital management to the CFO/COO role. He is a well-respected, results-driven, inspirational leader who can hit the ground running. I am confident he will help us further build on our solid foundation and drive increased value for our stakeholders.”

Mr. Scott said, “I am honored to return to AMN in this newly expanded CFO/COO role. While the industry landscape continues to be dynamic, this business is well-positioned to capitalize on the opportunities ahead. I am confident AMN will continue to distinguish itself in the market through the diversification of its business portfolio and strategic technology investments. I have a deep passion for partnering with clients and clinicians to provide life-changing care to communities and look forward to joining the team again in November to help take our business to the next level.”

Mr. Scott’s appointment follows AMN’s recent announcement that Jeffrey Knudson will be stepping down from his role as CFO, effective November 8, 2024, to pursue an opportunity with a private company outside the healthcare industry.

Most recently, Mr. Scott served as CFO of Jack in the Box Inc. (NASDAQ: JACK), a franchisor in the quick-service restaurant industry. Mr. Scott received a bachelor’s degree in accounting from California Polytechnic State University-San Luis Obispo, and a Master of Business Administration from the McCombs School of Business at the University of Texas at Austin.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the United States. Through a steadfast partnership approach, we solve the most pressing workforce challenges to enable better clinical outcomes and access to care. We provide a comprehensive network of quality healthcare professionals and deliver a fully integrated and customizable suite of workforce technologies.

The Company’s common stock is listed under the symbol “AMN” on the New York Stock Exchange. For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). AMN Healthcare Services, Inc. (the “Company”) bases these forward-looking statements on its current beliefs, expectations, estimates, forecasts and projections about future events and the industry in which it operates. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “should,” “would,” “project,” “may,” variations of such words and other similar expressions.

Be advised that developments subsequent to this news release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact

Corporate Communications

AMN Healthcare

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Investor Contact

Randle Reece

Senior Director, Investor Relations & Strategy

AMN Healthcare

(866) 861-3229

ir@amnhealthcare.com